Exhibit 10.1

MASTER AGREEMENT

BY AND AMONG

OCEANAUT, INC.,

THE INVESTORS

and

THE SELLERS

Dated as of October 12, 2007

TABLE OF CONTENTS

SCHEDULES HERETO

EXHIBITS HERETO

MASTER AGREEMENT

This MASTER AGREEMENT, dated as of October 12, 2007 (this "**Agreement**"), is made by and among Oceanaut, Inc., a Marshall Islands corporation ("**Oceanaut**" or the "**Company**"), the entities listed on **Schedule 1** hereto (each, a "**Seller**" and collectively, the "**Sellers**") and the entities listed on **Schedule 2** hereto (each, an "**Investor**" and, collectively, the "**Investors**").

RECITALS

A. Oceanaut is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, vessels or one or more operating businesses in the shipping industry (the "**Business Combination**"), which transaction shall equal at least 80% of Oceanaut's Net Assets.

B. The Sellers desire to sell, and Oceanaut or its subsidiary nominees desire to purchase, each of the Seller's right, title and interest in and to the nine Vessels listed on **Schedule 1** hereto (collectively, the "**Vessel Sale and Purchase**") in accordance with the terms and conditions of this Agreement and the Memoranda of Agreement applicable to each such Vessel, each entered into as of the date hereof and attached hereto as **Exhibits A-1** through **A-9**, for the aggregate purchase price of $700,000,000 (the "**Aggregate Purchase Price**").

C. The Investors desire to purchase, severally and not jointly, and Oceanaut desires to sell and issue to the Investors, an aggregate of 10,312,500 shares of Oceanaut's Common Stock (the "**Investment Shares**") at a price per share of $8.00 ("**Per Share Purchase Price**"), for an aggregate investment amount of $82,500,000 (the "**Aggregate Investment Amount**"), and Oceanaut shall, within two Business Days of the cessation of any applicable lock-up period, file a registration statement with the SEC covering the resale by the Investors of the Investment Shares and all other share of Oceanaut's stock then owned by the Investors, all in accordance with the terms and conditions of the Investment Agreement dated the date hereof and in the form attached hereto as **Exhibit B** (the "**Investment**") and the Registration Rights Agreement in the form attached hereto as **Exhibit D**. The consummation of the Investment is a condition precedent to the Vessel Sale and Purchase.

D. It is intended that, at the Initial Closing: (i) the Sellers shall sell to Oceanaut, and Oceanaut shall purchase from the Sellers, all of the Sellers' respective rights, title and interest in and to such number of Vessels, the aggregate Vessel Purchase Price of which shall equal at least 80% of Oceanaut's Net Assets (the "**Delivered Vessels**"), such that the net proceeds of Oceanaut's initial public offering being held in a trust account (the "**Trust Funds**") shall be released to Oceanaut for purposes of the Business Combination and the acquisition of the Delivered Vessels; (ii) Oceanaut shall deposit that portion of the Aggregate Deposit applicable to the Vessel to be delivered after the Initial Closing (individually or collectively, the "**Vessels to be Delivered**") in accordance with the terms and conditions of each MOA relating to each such Vessel; and (iii) the Investment shall be consummated.

E. It is intended that, at each Subsequent Closing relating to each Vessel to be Delivered, that portion of the Aggregate Deposit applicable to the Vessel to be Delivered shall be released and the balance of the Vessel Purchase Price applicable to such Vessel shall be paid, in accordance with the provisions of the MOA applicable to such Vessel, against delivery of, and the transfer of all rights, title and interests in and to, such Vessel.

F. On the date hereof, Oceanaut and Safbulk have entered into a Commercial Management Agreement, in the form attached hereto as **Exhibit E**, with respect to all of the Vessels.

G. On the date hereof, Oceanaut and Maryville have entered into a Technical Management Agreement, in the form attached hereto as **Exhibit F**, with respect to all of the Vessels.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1. **Definitions**. For purposes of this Agreement, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

"Aggregate Deposit" means 20% of the Aggregate Purchase Price applicable to the Vessels to be Delivered, which amount shall be deposited in a joint interest-bearing account at the Initial Closing in accordance with the terms and conditions of each respective MOA applicable to each such Vessel to be Delivered.

"Aggregate Purchase Price" has the meaning set forth in Recital B hereof.

"Aggregate Investment Amount" has the meaning set forth in Recital C hereof.

"Agreement" has the meaning set forth in the Preamble hereto.

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the City of New York, State of New York, London, England or in Athens, Greece, are authorized or required by law or other governmental action to close.

"Business Combination" has the meaning set forth in Recital A hereof.

"Charter Party" or **"Charter Parties"** means the contract or agreement for the leasing of a vessel either (i) for a specified period of time or (ii) to carry a cargo for a fixed fee from a loading port to a discharging port.

"Closing" has the meaning set forth in Section 2.1(b) hereof.

"Closing Date" has the meaning set forth in Section 2.1(b) hereof.

"Commercial Management Agreement" means that certain Commercial Management Agreement entered into on the date hereof by and between Oceanaut, on the one hand, and Safbulk, on the other, in the form attached hereto as **Exhibit D**.

"Common Stock" means the common stock, par value $0.0001 per share, of Oceanaut.

"Confidential Information" means any information relating to any party hereto which is not publicly known or available either at the date of disclosure of such information or at any time thereafter (other than by breach of this Agreement).

"Delivered Vessels" has the meaning set forth in Recital D hereof.

"Deposit" means that portion of the Aggregate Deposit applicable to a Vessel.

"Excel" means Excel Maritime Carriers Ltd., a Liberian corporation.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

"Financial Statements" has the meaning set forth in Section 6.1(b) hereof.

"Form 8-K" has the meaning set forth in Section 6.2(a) hereof.

"Forward-Looking Data" has the meaning set forth in Section 4.2(j) hereof.

"Governmental Authority" means any United States or non-United States federal, national, supranational, international, state or provincial government, or any subdivision thereof, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal or judicial or arbitral body or international body.

"Initial Closing" has the meaning set forth in Section 2.1(a) hereof.

"Initial Closing Date" has the meaning set forth in Section 2.1(a) hereof.

"Investment Agreement" means the Investment Agreement entered into on the date hereof by and among United Capital Investment Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., Comet Shipholding Inc. and Oceanaut in the form attached hereto as **Exhibit B**.

"Investor" or **"Investors"** means the entities listed on **Schedule 2** hereto.

"Investor Information" means information about the Investors reasonably sufficient to permit Oceanaut to prepare and file with the SEC a Proxy Statement or such other statement or report as may be required by the federal securities laws relating to a shareholders' meeting to be held by Oceanaut to obtain the Shareholder Approval and any other filings required to be made by Oceanaut under the Exchange Act in connection therewith.

"Investment" has the meaning set forth in Recital C of this Agreement.

"Investment Amount" means, with respect to each Investor, the investment amount indicated next to such Investor's name on **Schedule 2** hereto and delivered by such Investor at Closing, the aggregate of which is equal to the Aggregate Investment Amount.

"Investment Shares" has the meaning set forth in Recital C of this Agreement.

"IPO Shares" means the Common Stock issued by Oceanaut in its initial public offering.

"Law" means any applicable United States, non-United States or international statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority or Regulatory Authority.

"Letter of Intent" means the non-binding letter of intent dated August 20, 2007 by and among Oceanaut, the Sellers and the Investors.

"Maryville" means Maryville Maritime Inc., a Liberian corporation.

"Material Adverse Effect" has the meaning set forth in Section 3.3(a) hereof.

"Memoranda of Agreement" or **"MOAs"** means the separate memoranda of agreement relating to the purchase and sale of each of the Vessels, each dated the date hereof, between Oceanaut and each Seller, as applicable, copies of each of which are attached hereto as **Exhibits A-1** to **A-9**, together with any addenda or amendments thereto.

"Net Assets" means the Trust Funds, less the deferred underwriting discounts and commissions held in the trust account, plus any of Oceanaut's other assets less its liabilities, as of the date of the Business Combination.

"Other Filings" has the meaning set forth in Section 6.1(b) hereof.

"Per Share Purchase Price" has the meaning set forth in Recital C hereto.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

"Proxy Statement" has the meaning set forth in Section 6.1(a) hereof.

"Registration Rights Agreement" means that certain Registration Rights Agreement entered into on the Initial Closing Date by and among Oceanaut, on the one hand, and the Investors, on the other, in the form attached hereto as **Exhibit D**.

"Regulatory Authority" means any court, arbitrator, governmental or administrative agency, commission, board, bureau, instrumentality or regulatory authority (whether federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

"Safbulk" means Safbulk Pty Ltd., a company organized under the laws of South Africa.

"SEC" or **"Commission"** means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

"Seller" or **"Sellers"** has the meaning set forth in the preamble hereof.

"Seller Information" means information about the Sellers reasonably sufficient to permit Oceanaut to prepare and file with the SEC a Proxy Statement or such other statement or report as may be required by the federal securities laws relating to a shareholders' meeting to be held by Oceanaut to obtain the Shareholder Approval and any other filings required to be made by Oceanaut under the Exchange Act in connection therewith; provided, however, that Seller Information shall not include Vessel-related financial statements.

"Shareholder Approval" means the (i) affirmative vote of the holders of a majority of the IPO Shares at a meeting of Oceanaut's shareholders to approve the transactions contemplated by this Agreement and (ii) election, at such meeting, by the holders of no more than 5,624,999 of the IPO Shares to convert such shares into cash, in accordance with the terms and conditions of Oceanaut's articles of incorporation in effect at such time.

"Shareholder Meeting" has the meaning set forth in Section 6.1(a) hereof.

"SAMC" means South African Marine Corporation S.A., a corporation organized under the laws of the Republic of the Marshall Islands.

"Subsequent Closing" has the meaning set forth in Section 2.1(b) hereof.

"Subsequent Closing Date" has the meaning set forth in Section 2.1(b) hereof.

"Technical Management Agreement" means that certain Technical Management Agreement entered into on the date hereof by and between Oceanaut, on the one hand, and Maryville, on the other, in the form attached hereto as **Exhibit F**.

"Transaction Documents" means this Agreement, the Investment Agreement, the Voting Agreement, the Registration Rights Agreement, and each MOA.

"Trust Funds" has the meaning set forth in Recital D hereof.

"USD" or **"$"** means United States dollars.

"Vessel" or **"Vessels"** means each of the vessels, and collectively, all of the vessels, listed on **Schedule 1** hereto that are being sold in accordance with the terms and conditions of the respective MOA.

"Vessels to be Delivered" has the meaning set forth in Recital D hereof.

"Vessel Purchase Price" means the purchase price for each Vessel set forth on **Schedule 1** hereto.

"Vessel Sale and Purchase" has the meaning set forth in Recital B hereof.

"Voting Agreement" means that certain Voting Agreement to be entered into on the Initial Closing Date by and among the Company, Excel and the Investors, in the form attached hereto as **Exhibit C**.

"Waiver Letters" has the meaning set forth in Section 10.1 hereof.

1.2. **Rules of Construction**. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States Generally Accepted Accounting Principles;

(c) "or" is not exclusive;

(d) "including" means including without limitation and is used in an illustrative, rather than a limiting, sense;

(e) words in the singular include the plural and words in the plural include the singular;

(f) any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder and any applicable common law, unless the context requires otherwise;

(g) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented (as provided in such agreements) and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns; and

(h) if any of the provisions of this Agreement conflict with any of the other provisions of any of the Transaction Documents, such conflict shall be resolved in every instance in favor of the provisions of this Agreement.

ARTICLE II

THE CLOSINGS; CLOSING DELIVERIES

2.1. **Initial Closing; Subsequent Closings**.

(a) Initial Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article IX, and subject to the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII, the initial closing (the **"Initial Closing"**) of the Vessel Sale and Purchase with respect to the Delivered

Vessels and the Investment shall take place at a date and time to be mutually agreed upon by the parties (the "**Initial Closing Date**"), which date shall be no later than fifteen (15) days after all of the conditions set forth in Article VIII, with an option to extend such date by a further fifteen (15) days at the Sellers' sole option (excluding conditions that, by their nature, cannot be satisfied until the applicable Closing) with respect to the Initial Closing shall have been satisfied or waived in accordance with Article VIII. The Initial Closing shall take place at the offices of Mintz Levin Cohn Ferris Glovsky and Popeo, P.C., The Chrysler Center, 666 Third Avenue, New York, New York 10017 and, with respect to the Delivered Vessels, such Closings shall take place in accordance with the MOA relating to each such Delivered Vessel, at such other location as is agreed to in writing by the parties.

(b) Subsequent Closings. The sale and purchase of the Vessels to be Delivered shall occur at one or more closings held from time to time following the Initial Closing (each, a "**Subsequent Closing,**" and with the Initial Closing, the "**Closing**" or "**Closings**"), all in accordance with the terms and conditions of each respective MOA. The date of any such Subsequent Closing shall be referred to as a "**Subsequent Closing Date.**"

2.2. **Initial Closing Deliveries by the Sellers**. At the Initial Closing, each relevant Seller shall deliver the following items, all of which shall be in form and substance reasonably acceptable to Oceanaut:

(a) Seller Certificate of Representations and Warranties. A certificate, duly executed by an authorized officer of each Seller, certifying the matters in Section 3.3 hereof and the representations and warranties that are to be made as of the Initial Closing Date;

(b) Sellers' Legal Opinion. The legal opinion of counsel to each Seller of a Delivered Vessel, in a form reasonably acceptable to Oceanaut, upon advice of its counsel, with respect to the obligations of such Seller under this Agreement, the other Transaction Documents, where applicable, and the transactions contemplated hereby and thereby; and

(c) Documents Required by the MOAs. Any and all documents required to be delivered by each Seller of a Delivered Vessel pursuant to and in connection with each MOA applicable to each respective Delivered Vessel.

2.3. **Initial Closing Deliveries by the Investors**. At the Initial Closing, each Investor shall deliver the following items, all of which shall be in form and substance reasonably acceptable to Oceanaut:

(a) Payment of the Aggregate Investment Amount. Cash in respect of its Investment Amount, which shall be paid by way of wire transfer in immediately available U.S. Dollars to an account designated by Oceanaut as required by Section 4.1 hereof;

(b) Voting Agreement. The Voting Agreement, duly executed and dated the Initial Closing Date, by and among the Company, Excel and the Investors, in the form attached hereto as **Exhibit C**;

(c) Registration Rights Agreement. The Registration Rights Agreement, duly executed and dated the Initial Closing Date, by and among Oceanaut and each Investor, in the form attached hereto as **Exhibit D**; and

(d) Documents Required by the Investment Agreement. Any and all documents required to be delivered or actions to be taken by each Investor pursuant to and in connection with the Investment Agreement.

2.4. **Initial Closing Deliveries by Oceanaut**. At the Initial Closing, Oceanaut shall deliver the following items, duly executed by Oceanaut or its subsidiary nominee as provided by the relevant MOA, as applicable, all of which shall be in form and substance reasonably acceptable to the Sellers and/or the Investors, where applicable:

(a) Payment of the Vessel Purchase Price Applicable to the Delivered Vessels. Payment of immediately available U.S. Dollars in respect of the Vessel Purchase Price of each Delivered Vessel as required by Section 3.2(a) hereof;

(b) Delivery of the Aggregate Deposit Applicable to the Vessels to be Delivered. Delivery of immediately available U.S. Dollars in respect of the Deposits in relation to each Vessel to be Delivered as required by Section 3.2(b) hereof;

(c) Delivery of Investment Shares. Delivery of the Investment Shares, in accordance with the terms of the Investment Agreement;

(d) Certificate of Representations and Warranties. A certificate, duly executed by an authorized officer of Oceanaut, dated the Initial Closing Date, certifying the matters in Section 5.1 hereof;

(e) Officer's Certificate. A certificate duly executed by (1) an authorized officer and (2) all authorized signatories of Oceanaut, dated the Initial Closing Date, certifying that the Shareholder Approval has been obtained;

(f) Oceanaut's Legal Opinion. The legal opinion of counsel to Oceanaut, in a form reasonably acceptable to the Sellers and the Investors, upon advice of their counsel, with respect to the obligations of Oceanaut under this Agreement, the other Transaction Documents, where applicable, and the transactions contemplated hereby and thereby;

(g) Documents Required by the MOAs. Any and all documents required to be delivered by Oceanaut or its subsidiary nominee, as applicable, pursuant to and in connection with each MOA applicable to each respective Delivered Vessel;

(h) Deed of Accession with Respect to the Commercial Management Agreement. A deed of accession, in customary form, duly executed by Oceanaut's nominated subsidiary, evidencing that Oceanaut's subsidiary nominee has become a party to, and agrees to be bound by the terms and provisions of, the Commercial Management Agreement, with respect to each Delivered Vessel;

(i) SHIPMAN Form with regard to Technical Management Services. The SHIPMAN form, as required by the Technical Management Agreement, duly executed by Oceanaut's nominated subsidiary with respect to each Vessel to be Delivered;

(j) Voting Agreement. The Voting Agreement, duly executed and dated the Initial Closing Date, by and among the Company, Excel and the Investors, in the form attached hereto as **Exhibit C**;

(k) Registration Rights Agreement. The Registration Rights Agreement, duly executed and dated the Initial Closing Date, by and among Oceanaut and each Investor, in the form attached hereto as **Exhibit D**; and

(l) Documents Required by the Investment Agreement. Any and all documents required to be delivered or actions to be taken by Oceanaut pursuant to and in connection with the Investment Agreement.

2.5. **Subsequent Closing Deliveries by the Sellers**. At each Subsequent Closing relating to each Vessel to be Delivered, the relevant Seller of a Vessel to be Delivered shall deliver any and all documents required to be delivered by each Seller of a Vessel to be Delivered pursuant to and in connection with each MOA applicable to each respective Vessel to be Delivered.

2.6. **Subsequent Closing Deliveries by Oceanaut**. At each Subsequent Closing relating to each Vessel to be Delivered, Oceanaut or its subsidiary nominee, as applicable, shall deliver the following items, at the time of delivery of such Vessel, duly executed by Oceanaut, all of which shall be in form and substance reasonably acceptable to the Sellers, where applicable:

(a) Payment of the Balance of the Vessel Purchase Price. Payment of immediately available U.S. Dollars in respect of the Vessel Purchase Price, less the applicable Deposit, as required by Section 3.2(c) hereof with respect to each Vessel to be Delivered;

(b) Officer's Certificate. A certificate duly executed by (1) an authorized officer and (2) all authorized signatories of Oceanaut, dated the Subsequent Closing Date, certifying that the Shareholder Approval has been obtained;

(c) Deed of Accession with Respect to the Commercial Management Agreement. A deed of accession in customary form, duly executed by Oceanaut's nominated subsidiary, evidencing that Oceanaut's subsidiary nominee has become a party to, and agrees to be bound by the terms and provisions of, the Commercial Management Agreement, with respect to each Vessel to be Delivered; and

(d) Documents Required by the MOAs. Any and all documents required to be delivered by Oceanaut pursuant to and in connection with each MOA applicable to each respective Vessel to be Delivered.

ARTICLE III

THE VESSEL SALE AND PURCHASE

3.1. **The Vessel Sale and Purchase**. Subject to the terms and conditions of this Agreement and the MOAs, each Seller shall sell and transfer to Oceanaut or its subsidiary nominees, and Oceanaut or its subsidiary nominees shall purchase, all right, title and interest of each Seller in and to each Vessel listed on **Schedule 1** hereto at the time each such Vessel is delivered to Oceanaut or its subsidiary nominee in accordance with the terms and conditions of this Agreement and the MOA relating to each such Vessel.

3.2. **Payment for and Delivery of Vessels.**

(a) Vessel Purchase Price of Delivered Vessels. At the Initial Closing, Oceanaut shall pay the aggregate Vessel Purchase Price applicable to the Delivered Vessels.

(b) Aggregate Deposit. At the Initial Closing, Oceanaut shall deliver the Deposits applicable to each Vessel to be Delivered in separate, joint interest-bearing accounts, in accordance with the terms and conditions of the MOA governing each such Vessel.

(c) Vessel Purchase Price of Vessels to be Delivered. Oceanaut or its subsidiary nominees shall pay the Vessel Purchase Price, less the Deposit with respect to each Vessel to be Delivered, pursuant to Section 3.2(b), in accordance with the terms and conditions of the MOA governing each such Vessel.

(d) Delivery of the Vessels. Each of the Vessels shall be delivered in accordance with the terms and conditions of their respective MOAs.

3.3. **Representations and Warranties of each Seller**. Each Seller hereby represents and warrants to Oceanaut, severally and not jointly, as follows:

(a) Organization and Qualification. Each Seller is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to enter into this Agreement and the transactions contemplated hereby. Such Seller is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or any other Transaction Document, or (ii) a materially adverse impairment of the Seller's ability to perform on a timely basis its obligations under this Agreement or any other Transaction Document (any of (i) or (ii), as to any party hereto, a **"Material Adverse Effect"**).

(b) Authorization; Enforcement. Such Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations thereunder. The execution and delivery of this Agreement by such Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action. No other corporate or other action or proceeding on the part of such Seller is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed by such Seller and, when delivered, will constitute the valid and binding obligation of each such Seller, enforceable against such Seller in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or (iii) to the extent the indemnification provisions contained in this Agreement and the other Transaction Documents may be limited by applicable federal or state securities laws, public policy and other equitable considerations.

(c) No Conflicts. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of its certificate or articles of incorporation, bylaws or other charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which such Seller is a party or by which any property or asset of such Seller is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which such Seller is subject (including federal and state securities laws and regulations) or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Governmental Authority to which such Seller is subject, or by which any property or asset of such Seller is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. Such Seller is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in connection with the execution, delivery and performance by such Seller of this Agreement, other than those that have been made or obtained prior to the date of this Agreement.

(e) No Litigation. There is no action, suit, claim or proceeding pending of which it has received notice or, to such Seller's knowledge, threatened, against any Seller or affecting any Vessel or the validity of this Agreement or any Seller's ability to consummate the transactions contemplated by this Agreement.

ARTICLE IV

THE INVESTMENT

4.1. **The Investment**. Subject to the terms and conditions of this Agreement, at the Initial Closing, Oceanaut shall sell and transfer to each Investor, and each Investor shall pay, in immediately available funds, the Investment Amount set forth opposite its name on **Schedule 2**, and purchase the Investment Shares from Oceanaut in the amounts set forth opposite its name on **Schedule 2** hereto, in accordance with the terms and conditions of the Investment Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF OCEANAUT

5.1. **Representations and Warranties of Oceanaut**. Oceanaut hereby represents and warrants to each Seller and Investor as follows:

(a) Organization and Qualification. Oceanaut is an entity duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to enter into this Agreement and the transactions contemplated hereby. Oceanaut is duly qualified to conduct business and is in good standing as a foreign corporation or other legal entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(b) Authorization; Enforcement. Oceanaut has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Oceanaut and the consummation by it of the transactions contemplated thereby have been duly authorized by its board of directors. Except for obtaining the Shareholder Approval, no other corporate or other action or proceeding on the part of Oceanaut or its shareholders is necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed by Oceanaut and, when delivered, will constitute the valid and binding obligation of Oceanaut, enforceable against Oceanaut in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, (ii) as limited by laws relating to the availability of a specific performance, injunctive relief or other equitable remedies or (iii) to the extent the indemnification provisions contained in this Agreement may be limited by applicable federal or state securities laws, public policy and other equitable considerations.

(c) No Conflicts. The execution, delivery and performance of this Agreement by Oceanaut and the consummation by Oceanaut of the transactions contemplated thereby do not and will not, (i) conflict with or violate any provision of its articles of incorporation or bylaws, other than provisions which require that the Shareholder Approval be obtained, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any contract to which Oceanaut is a party or by which any property or asset of Oceanaut is bound or affected, (iii) result in a violation of any law, rule, statute or regulation to which Oceanaut is subject (including federal and state securities laws and regulations) or (iv) result in any violation of any order, judgment, injunction, decree or other restriction of any Regulatory Authority to which Oceanaut is subject, or by which any property or asset of Oceanaut is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(d) Filings, Consents and Approvals. Oceanaut is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Regulatory Authority or other Person in connection with the execution, delivery and performance by Oceanaut of this Agreement, other than those that have been made or obtained prior to the date of this Agreement.

(e) No Misstatement or Omission. The Company's filings with the Commission do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE VI

COVENANTS

6.1. **Preparation of Proxy Statement; Shareholder Approval.**

(a) Oceanaut shall promptly prepare and file with the SEC a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws (such proxy statement or such other form, and any amendments or supplements thereto with respect to the transactions contemplated by this Agreement, the **"Proxy Statement"**) relating to a shareholders

meeting (the "**Shareholders Meeting**") to be held by Oceanaut to obtain the Shareholder Approval. Oceanaut shall provide the Sellers and the Investors with reasonable opportunity to review and comment upon such Proxy Statement. Oceanaut shall duly call, give notice of, convene and hold the Shareholders Meeting as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Shareholder Approval.

(b) Each Seller and Investor shall, as promptly as reasonably practicable after the execution of this Agreement, deliver to Oceanaut the Seller Information and the Investor Information as may be required to prepare the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other federal, foreign or Blue Sky laws relating to the transactions contemplated by the Transaction Documents ("**Other Filings**"). The Sellers shall provide to Oceanaut, if required in response to comments received from the SEC, (i) all information relating to the Vessels as may be necessary to prepare financial statements as required by the SEC with respect to the Proxy Statement ("**Financial Statements**") and shall provide to Oceanaut and its auditors access, during regular business hours and upon reasonable notice, to the offices of Sellers or their Vessel managers where such information is maintained, for the purpose of conducting audit procedures and/or review procedures that such auditors deem necessary in connection with their audit or review of the Financial Statements for inclusion in the Proxy Statement; provided, that all costs and expenses related to the preparation, review and audit of such Financial Statements for inclusion in the Proxy Statement shall be borne solely by Oceanaut.

(c) As of the date of the mailing of the Proxy Statement or the filing of any Other Filing, the Seller Information, Investor Information and Financial Statements supplied for inclusion in the Proxy Statement or Other Filing shall be accurate in all material respects, and such Financial Statements shall fairly present the financial condition and results of operations of the respective Seller for the period presented. If, at any time prior to the Initial Closing, a change in the Seller Information, Investor Information or Financial Statements, which would make the preceding incorrect, is discovered by a Seller or an Investor, as applicable, such Seller or Investor, as the case may be, shall promptly notify Oceanaut of such change. Each Seller and Investor shall use reasonable efforts to cooperate with Oceanaut in its filing of the Proxy Statement and Other Filings.

(d) Oceanaut, through its board of directors, shall recommend to its shareholders that they vote their shares such that Oceanaut may obtain the Shareholder Approval and, subject to applicable law and its fiduciary duties, shall not withdraw or modify its recommendation.

(e) Each Seller and Investor agrees to provide, and will cause their respective directors, officers and employees to provide, all cooperation reasonably necessary, at Oceanaut's sole expense, in connection with the arrangement of financing to be consummated contemporaneously with or at or after the Initial Closing Date in respect of the transactions contemplated by this Agreement, including participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, placement agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, financial statements, comfort letters of accountants and legal opinions as may be reasonably requested by Oceanaut and taking such other actions as are reasonably required to be taken by each Seller and Investor in connection with any financing, provided that such cooperation shall not interfere unreasonably with the business or operations of any Seller or Investor or the commercial or technical managers of the Vessels and none of the Sellers nor the Investors shall be required to incur material out-of-pocket costs in respect of such cooperation unless Oceanaut shall have undertaken to reimburse such entities all such reasonable and documented out-of-pocket costs.

6.2. **Other Actions**.

(a) At least two days prior to the Initial Closing Date, Oceanaut shall prepare a draft Form 8-K or 6-K, as applicable ("**Form 8-K**"), announcing the Closing, and such other information that may be required to be disclosed with respect to the Vessel Sale and Purchase, the Investment and other related transactions in any report or form to be filed with the SEC. Prior to Closing, Oceanaut, the Sellers and the Investors shall prepare a press release announcing the consummation of the transactions hereunder (the "**Press Release**"). Simultaneously with the Closing, Oceanaut shall file the Form 8-K with the SEC and distribute the Press Release.

(b) Oceanaut, each Seller and each Investor shall further cooperate with each other and use their commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonable on its part under this Agreement and applicable laws to consummate the transactions hereunder and the other Transaction Documents to which it is a party and the transactions contemplated thereby as soon as practicable. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of Oceanaut, the Sellers and the Investors shall have the right to review and comment on in advance, and to the extent practicable, each will consult the other on, all the information relating to such party that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by the Transaction Documents. In exercising the foregoing right, each of Oceanaut, the Sellers and the Investors shall act reasonably and as promptly as practicable.

6.3. **Advice of Change.** Each of Oceanaut, the Sellers and the Investors shall promptly advise such other party in writing of any event or occurrence which results in or is reasonably likely to result in a Material Adverse Effect on it.

ARTICLE VII

OTHER AGREEMENTS

7.1. **Director Nominees**. From and after the Initial Closing Date, Oceanaut's board of directors shall consist of five directors, who shall be nominated, appointed and/or elected as set forth in the Voting Agreement in the form attached hereto as **Exhibit C**.

7.2. **Officers of Oceanaut**. Oceanaut, on the one hand, and the Investors, on the other, shall mutually agree on the members of Oceanaut's management, including, without limitation, the President and Chief Executive Officer and Chief Financial Officer, to be in office as of the Initial Closing Date, by no later than the filing date of definitive Proxy Statement by Oceanaut. From and after the Initial Closing Date, the management of Oceanaut shall be appointed by its board of directors.

7.3. **Charter Parties**. The Sellers shall arrange with SAMC, and Oceanaut shall arrange with each relevant nominated subsidiary, by no later than (3) Business Days prior to the initial filing of the Proxy Statement by Oceanaut , to enter into the Charter Parties for all Vessels (except for the M/V BERGEN MAX and the M/V MIDDEN MAX), subject to the Initial Closing. Each Charter Party shall reflect rates (the "**Charter Rates**") agreed between the Sellers and Oceanaut by no later than October 28,

2008 for two, three and five year periods for each of the Panamaxes, Supramaxes and Capesizes, respectively, but at a minimum hire rate of: (i) $50,000 per day for the Panamaxes; (ii) $35,000 per day for the Supramaxes to be delivered in 2008; (iii) $30,000 per day for the Supramax to be delivered in 2009; and (iv) $45,000 per day for the Capesizes, it being understood and agreed that the Sellers are allowed some flexibility as to per vessel type charters secured so long as the operating day and duration weighted average revenues are consistent with the above. All of the above rates are inclusive of 2.5% address commission in favor of SAMC, plus 1.25% in favor of Safbulk. It is understood that the duration of each Charter Party shall commence as of the delivery of each Vessel to Oceanaut (or its nominated subsidiary) to which such Charter Party relates, except for the Charter Parties of the M/V BERGEN MAX and the M/V MIDDEN MAX, which have been duly executed and are, and will be, in full force and effect as of the date hereof and as of the date of the relevant Closing.

7.4. **SHIPMAN Form for Technical Management Services For Delivered Vessels**. Maryville and each of Oceanaut's nominated subsidiaries with respect to a Delivered Vessel shall enter into the SHIPMAN form, as required by the Technical Management Agreement, no later than one Business Day following the date the Shareholder Approval is obtained.

7.5. **Confidentiality**. The parties hereto hereby agree that the existence and terms of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby are strictly confidential and further agree that they and their respective representatives shall not disclose to the public or to any third party the existence or terms of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby or any other Confidential Information, other than with the express prior written consent of such other party, except as may be required by applicable Law or at the request of any Governmental Authority, including, without limitation, a Current Report on Form 8-K to be filed by Oceanaut disclosing the execution of and entry into this Agreement within four Business Days from the dated hereof and except where such Confidential Information becomes publicly available other than as a result of a disclosure by the parties hereto in violation of this Agreement.

7.6. **Duty to Negotiate in Good Faith**. All parties hereto shall use their commercially reasonable efforts to satisfy or cause to be satisfied all of the covenants, agreements and conditions set forth herein, as applicable to each of them. Each party, at the reasonable request of the other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the Investment, the Vessel Sale and Purchase and other transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VIII

CONDITIONS TO CLOSINGS

8.1. **Conditions to the Obligations of the Sellers and the Investors**. The obligations of the Sellers and the Investors under this Agreement are subject to the satisfaction or waiver of the following conditions, which conditions are intended wholly for the benefit of each Seller and Investor, as applicable:

(a) Representations and Warranties. Each of the representations and warranties made by Oceanaut in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms) when made at and as of the applicable Closing Date as though such representations and warranties were made or given on and as of the applicable Closing Date.

(b) Compliance with the Transaction Documents. Oceanaut shall have, in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms), performed and complied with all of its covenants, agreements and obligations under this Agreement and the Transaction Documents which are to be performed or complied with by Oceanaut prior to or on the applicable Closing Date.

(c) Charter Parties. The time Charter Parties for the Vessels referenced in Section 7.3 shall have been duly executed by each of SAMC and Oceanaut (or its relevant nominated subsidiary) in accordance with Section 7.3 hereof.

(d) Deed of Accession with Respect to the Commercial Management Agreement. Oceanaut shall have procured a deed of accession in customary form, duly executed by Oceanaut's nominated subsidiary, evidencing that Oceanaut's subsidiary nominee has become a party to, and agrees to be bound by the terms and provisions of, the Commercial Management Agreement, with respect to each Delivered Vessel.

(e) SHIPMAN Form with regard to Technical Management Services. Oceanaut shall have procured the SHIPMAN form, as required by the Technical Management Agreement, duly executed by Oceanaut's nominated subsidiary with respect to each Vessel to be Delivered.

(f) No Litigation. No legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, to set aside, restrain, enjoin or prevent the consummation of this Agreement or the transactions contemplated hereby, or that has had, or would reasonably be expected to have, a Material Adverse Effect on this Agreement or the transactions contemplated hereby.

(g) Material Adverse Effect. From the date hereof to the Initial Closing Date, there shall have been no change, event or development that has had, or would reasonably be expected to have, a Material Adverse Effect on Oceanaut.

(h) Board of Directors of Oceanaut. Immediately after the Initial Closing Date, the board of directors of Oceanaut shall be comprised as set forth in Section 7.1 hereof.

(i) Resignation of Directors and Officers. Oceanaut shall have obtained the necessary resignations of the members of its board of directors and officers so that, as of the Initial Closing Date, Oceanaut's board of directors and officers are comprised as set forth in Section 7.1 hereof.

(j) Closing Deliveries. Each Seller and Investor shall have received from Oceanaut all of the instruments, documents and considerations described in Sections 2.4 and 2.6, as applicable on each Closing Date.

8.2. **Conditions to the Obligations of Oceanaut**. The obligations of Oceanaut under this Agreement are subject to the satisfaction or waiver of the following conditions, which conditions are intended wholly for the benefit of Oceanaut:

(a) Representations and Warranties. Each of the representations and warranties made by each Seller and Investor in this Agreement shall be true and correct in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance

with their respective terms) when made at and as of the applicable Closing Date as though such representations and warranties were made or given on and as of the applicable Closing Date.

(b) Compliance with the Transaction Documents. Each Seller and Investor shall have, in all material respects (except for those which are already qualified by materiality, which shall be true and correct in accordance with their respective terms), performed and complied with all of their respective covenants, agreements and obligations under this Agreement and the other Transaction Documents which are to be performed or complied with by them prior to or on the applicable Closing Date.

(c) Charter Parties. The time Charter Parties for the Vessels referenced in Section 7.3 shall have been duly executed by each of SAMC and Oceanaut (or its relevant nominated subsidiary) in accordance with Section 7.3 hereof.

(d) No Litigation. No legal or governmental action, suit or proceeding shall have been instituted or threatened before any court, administrative agency or tribunal, nor shall any order, judgment or decree have been issued or proposed to be issued by any court, administrative agency or tribunal, to set aside, restrain, enjoin or prevent the consummation of this Agreement or the transactions contemplated hereby, or that has had, or would reasonably be expected to have, a Material Adverse Effect on this Agreement or the transactions contemplated hereby.

(e) Shareholder Approval. Oceanaut shall have obtained the Shareholder Approval.

(f) Closing Deliveries. Oceanaut shall have received from each Seller and Investor all of the instruments, documents and considerations described in Sections 2.2, 2.3 and 2.5, as applicable on each Closing Date.

ARTICLE IX

TERMINATION

9.1. **Termination of this Agreement**. At any time prior to the Closing, this Agreement may be terminated by written notice explaining the reason for such termination (without prejudice to other remedies which may be available to the parties under this Agreement, at law or in equity) by the mutual written consent of Oceanaut and a majority of the Sellers and Investors. The Transaction Documents shall automatically terminate if the Initial Closing shall not have occurred by March 15, 2008 (unless any of the Sellers exercise the option to extend the date of the Initial Closing as provided in Section 1(a) hereof, in which case the termination date shall be extended to March 30, 2008), or such later date as the Investors may, from time to time, specify by notice in writing to Oceanaut.

9.2. **Effect of Termination**. If this Agreement is terminated in accordance with Section 9.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Article IX and Sections 7.5, 10.1 and 10.4; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE X

MISCELLANEOUS

10.1. **Termination of the Letter of Intent**. The Letter of Intent is hereby terminated and of no further force and effect; provided, however, that the letters executed by each Seller and Investor in connection with the Letter of Intent and attached thereto as Exhibits "Ca" and "Cb," copies of which are attached hereto as **Exhibit G** (the "**Waiver Letters**"), shall remain in full force and effect.

10.2. **Subsidiary Nominees to Become a Party**. Oceanaut shall cause each subsidiary nominee to become a party to this Agreement and be bound by the terms of this Agreement by causing each such nominee to execute an Acknowledgement and Agreement in the form attached hereto as **Exhibit H**.

10.3. **Survival of Representations and Warranties**. All representations and warranties contained herein shall survive the last Subsequent Closing Date.

10.4. **Expenses**. Except as otherwise provided herein, each party hereto shall bear its own legal and other expenses incurred in connection with the preparation of the Transaction Documents and the other agreements contemplated hereby and the Closing of the transactions contemplated hereby.

10.5. **Further Assurances**. Each party agrees that it will execute and deliver, or cause to be executed and delivered, on or after the date of this Agreement, all such other documents and instruments as are reasonably required for the performance of such party's obligations hereunder and will take all commercially reasonable actions as may be necessary to consummate the transactions contemplated hereby and to effectuate the provisions and purposes hereof.

10.6. **Disclosures and Announcements**. Announcements concerning the transactions provided for in this Agreement by any party hereto or any of their respective Affiliates shall be subject to the prior approval of such other party hereto in all material respects, except that approval shall not be required as to any statements and other information which any party may be required to make pursuant to any applicable rule or regulation of the SEC or as otherwise required by Law.

10.7. **Notices**. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof), or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to Oceanaut:

Oceanaut, Inc.
17th Km National Road Athens-Lamia & Finikos Street
145 64 Nea Kifisia
Athens, Greece
Facsimile: +30-210-620-9528
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Facsimile: +1-212-983-3115
Attention: Kenneth R. Koch, Esq.

If to any Seller or Investor:

Name of Seller or Investor, as applicable
c/o 11 Poseidonos Avenue
16777 Elliniko
Athens, Greece
Attention: Dale Ploughman
Facsimile: +30-210-898-3595

With a copy (which shall not constitute notice) to:

Name of Seller or Investor, as applicable
c/o 11 Poseidonos Avenue
16777 Elliniko
Athens, Greece
Attention: Evan Breibart
Facsimile: +30-210-898-5430

Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004
Attention: Robert E. Lustrin, Esq.
Facsimile: +1-212-480-8421

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

10.8. **Governing Law; Jurisdiction; Dispute Resolution**. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof). Any dispute regarding this Agreement shall be exclusively referred to London arbitration, and the parties agree to submit to the personal and exclusive jurisdiction and venue of such arbitrators. Any and all disputes hereunder shall be referred by the parties hereto to three arbitrators, each party to appoint one arbitrator and the two so appointed shall appoint the third who shall and as chairman of such panel of arbitrators. Upon receipt by one party of the nomination in writing of such other party's arbitrator, that party shall appoint its arbitrator within ten days, failing which the decision of the single arbitrator appointed shall apply. The two arbitrators so appointed shall appoint the third arbitrator within ten days, failing which the single arbitrator shall act as sole arbitrator and any decision of the sole arbitrator shall be binding on both parties. The arbitration shall be conducted in accordance with the Arbitration Act of 1996 or any successor statute; provided, however, that any dispute relating to the Vessel Sale and Purchase shall be conducted in accordance with the terms of the London

Maritime Arbitrators Association then in effect. For purposes of this Section, the Investors and the Sellers, collectively, shall be deemed to be one party.

10.9. **Delays or Omissions**. No delay or omission to exercise any right, power or remedy accruing to the parties hereto shall impair any such right, power or remedy of the parties hereto, nor shall it be construed to be a waiver of any breach or default under this Agreement, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law, otherwise afforded to the parties hereto, shall be cumulative and not alternative.

10.10. **Section Headings and References**. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this Agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

10.11. **Severability**. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.12. **Amendments in Writing**. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or any consent to any departure by any party hereto from any provision hereof, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all parties hereto.

10.13. **Entire Agreement**. This Agreement and the other documents referred to herein or therein, on and as of the date hereof, constitute the entire agreement of the parties hereto with respect to the subject matter hereof or thereof, and all prior or contemporaneous understandings or agreements, whether written or oral between the parties hereto with respect to such subject matter (including, without limitation, the Letter of Intent) are hereby superseded in their entirety.

10.14. **Exhibits and Schedules**. The exhibits attached hereto or any schedules referenced in this Agreement are incorporated by reference herein and shall have the same force and effect with respect to the provisions set forth therein as though fully set forth in this Agreement.

10.15. **Successors and Assigns**. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, that none of the parties hereto may assign any of its obligations hereunder without the prior written consent of such other parties.

10.16. **Third-Party Beneficiaries**. The parties hereto hereby acknowledge and agree that (a) Excel, with respect to the covenants contained in Section 7.1, and (b) each subsidiary to be nominated by Oceanaut to effectuate the Vessel Sale and Purchase, vis-à-vis each relevant Seller, shall be a third party

beneficiary hereunder, and all such entities shall be entitled to enforce such obligations directly against such other party as if they were a party hereto.

10.17. **Execution in Counterparts; Facsimile Signatures**. This Agreement and any amendment, waiver or consent hereto may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. All such counterparts may be delivered among the parties hereto by facsimile or other electronic transmission, which shall not affect the validity thereof.

(Remainder of page intentionally left blank. Signature pages to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and date first above written.

OCEANAUT, INC.

By: /s/ Christopher J. Georgakis
Name: Christopher J. Georgakis
Title: CEO

The Investors

UNITED CAPITAL INVESTMENTS CORP.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

ATRION SHIPHOLDING S.A.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

PLAZA SHIPHOLDING CORP.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

COMET SHIPHOLDING, INC.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

Signature Page to
Master Agreement dated as of October 12, 2007

The Sellers

CAPE ANN MARINE INC.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

CAPE BRETON MARINE, INC.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

SPELMAN INTERNATIONAL CORP.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

IKESTON STAR SHIPPING INC.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

PAVEY SERVICES LTD.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

SHORELINE UNIVERSAL LIMITED

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

KALITHEA MARITIME S.A.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

KARYATIDES MARITIME S.A.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

KALISTOS MARITIME S.A.

By: /s/ Evan J. Breibart
Name: Evan J. Breibart
Title: Attorney-in-fact

SCHEDULE 1

The Sellers and the Vessels

Seller	Seller Jurisdiction	Vessel	Yard	Year Built	Vessel Type	DWT	Price
1 Cape Ann Marine Inc.	British Virgin Islands	TBN	Sungdong	2009	Capesize	175,000	$131,000,000
2 Cape Breton Marine Inc.	British Virgin Islands	TBN	Sungdong	2009	Capesize	175,000	$131,000,000
3 Ikeston Star Shipping Inc.	British Virgin Islands	BERGEN MAX	HHI	1994	Panamax	73,500	$ 50,000,000
4 Pavey Services Ltd.	British Virgin Islands	BREMEN MAX	HHI	1993	Panamax	73,500	$ 60,500,000
5 Shoreline Universal Limited	British Virgin Islands	HAMBURG MAX	HHI	1994	Panamax	73,500	$ 63,500,000
6 Spelman International Corp.	British Virgin Islands	MIDDEN MAX	HHI	1993	Panamax	73,500	$ 61,000,000
7 Kalistos Maritime S.A.	Republic of the Marshall Islands	TBN	Kouan	2008	Supramax	55,000	$ 69,500,000
8 Kalithea Maritime S.A.	Republic of the Marshall Islands	TBN	Kouan	2008	Supramax	55,000	$ 69,500,000
9 Karyatides Maritime S.A.	Republic of the Marshall Islands	TBN	Kouan	2009	Supramax	55,000	$ 64,000,000

SCHEDULE 2

The Investors

Name of Company	Jurisdiction of Incorporation	Investment Amount	Investment Shares Purchased
United Capital Investments Corp.	Republic of Liberia	$20,625,000	2,578,125
Atrion Shipholding S.A.	The Republic of the Marshall Islands	$20,625,000	2,578,125
Plaza Shipholding Corp.	The Republic of the Marshall Islands	$20,625,000	2,578,125
Comet Shipholding Inc.	The Republic of the Marshall Islands	$20,625,000	2,578,125